Exhibit 99.1

[Logo of Allegiant Bancorp, Inc.]
NEWS EDITOR: for further information on this news release, please contact Shaun R. Hayes, President and CEO or Jeffrey S. Schatz, Executive VP and CFO/COO at (314) 692-8800.

For Immediate Release:

ALLEGIANT BANCORP, INC. DECLARES INCREASE IN QUARTERLY DIVIDEND

            ST. LOUIS, MO - October, 21, 2003 - Allegiant Bancorp, Inc. (NASDAQ: ALLE, www.allegiantbank.com), a St. Louis-headquartered bank holding company, declared its regular quarterly dividend of nine cents per share of Common Stock consistent with its previously announced dividend policy. The dividend is payable January 15, 2004, to shareholders of record as of January 1, 2004.

            Allegiant also announced its Board of Directors has voted to increase the regular quarterly dividend on its Common Stock by $0.02 per share, to $0.11 per share. The increased dividend will be effective for the first dividend declared in 2004 which will be payable April 15, 2004, to shareholders of record on April 1, 2004. Based on the closing stock price on October 14, 2003, the increase provides an annualized dividend yield of approximately 2.0%, which Allegiant considers to be slightly below that of peer group bank holding companies whose dividend yields range from 2.1 to 2.6%.

            Shaun Hayes, President and Chief Executive Officer, stated, "We are pleased to announce this increase in our quarterly dividend rate. This represents an increase of 22.0% over the dividend declared in the fourth quarter of 2003. As previously mentioned, we consider ourselves a growth company, and our target continues to be maintaining a dividend yield below that of our peer group. We believe we can profitably reinvest earnings to support our expansion. Allegiant's Board of Directors is committed to providing superior value to our shareholders and believe that this increase will help maximize the total return to our shareholders, especially in light of recent market volatility."

            Allegiant Bancorp, Inc. is the largest publicly-held bank holding company headquartered in the St. Louis, Missouri metropolitan area and the parent company of Allegiant Bank. Allegiant has 36 full-service banking locations, with at least one branch located within a 20-minute drive from all principal sectors of the St. Louis, Missouri metropolitan area. Allegiant focuses on providing banking services to small and mid-sized businesses and individuals by offering a full range of banking services, including mortgage banking, private banking, brokerage services, insurance products and wealth management and other fiduciary services in addition to traditional retail and commercial loan and deposit products.

            As of June 30, 2003, Allegiant reported, on a consolidated basis, total assets of $2.4 billion, loans and deposits of $1.7 billion and shareholders' equity of $194.0 million.

            Certain statements in this release relating to present or future trends or factors affecting the banking industry and, specifically, the operations, markets and products of Allegiant Bancorp, Inc., may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Allegiant's actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. Additional discussion of factors affecting Allegiant's business and prospects is contained in Allegiant's periodic and other filings with the Securities and Exchange Commission. Allegiant undertakes no obligation to report revisions to these forward-looking statements or reflect events or circumstances after the date of this release.